Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Fifth Street Asset Management Inc. of our report, dated July 22, 2014, except for the last two paragraphs of Note 1, as to which the date is September 5, 2014, on our audits of the combined financial statements of Fifth Street Management Group as of December 31, 2013 and 2012 and for the years then ended, which appear in Amendment No. 4 to Fifth Street Asset Management Inc.’s Registration Statement on Form S-1 (No. 333-198613).

/s/CohnReznick LLP

Roseland, New Jersey

January 23, 2015